Exhibit 99.1

ACHILLION REPORTS THIRD QUARTER 2008 FINANCIAL RESULTS

NEW HAVEN, Conn., October 28, 2008 — Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported financial results for the quarter and nine months ended September 30, 2008.

For the nine month period ended September 30, 2008, the Company’s net loss was $19.5 million, compared to a net loss of $21.2 million for the nine months ended September 30, 2007. For the third quarter of 2008, the Company reported a net loss of $6.7 million, compared to a net loss of $5.9 million in the third quarter of 2007. Cash, cash equivalents and marketable securities at September 30, 2008 were $44.3 million.

“Having completed our recent private equity financing in August 2008, we are quite pleased to have resources available to advance our pipeline, particularly our hepatitis C candidates, ACH-1095 and ACH-1625, forward into the clinic,” said Michael Kishbauch, President and CEO of Achillion. “Our NS4A antagonist candidate, ACH-1095 (also known as GS-9525), which we are developing in collaboration with Gilead Sciences, has the potential to be both scientifically and commercially complementary with HCV protease inhibitors in development. Our proprietary HCV compound, ACH-1625, has unique properties from other protease inhibitors in development. We expect to see both compounds in the clinic next year, pending successful completion of the currently on-going preclinical studies.”

Kishbauch continued, “Beyond that, the antibacterial market represents an enormous opportunity which Achillion hopes to pursue in the long term, and as previously announced, we will continue measured investment in our antibacterial programs. Just as many companies are reassessing their fiscal plans in light of current financial circumstances, we also are developing plans to allocate our resources wisely to assure operating runway through the coming year and beyond.”

Nine month results

For the nine month period ended September 30, 2008, the Company reported a net loss of $19.5 million, compared to a net loss of $21.2 million in the same period in 2007. Total revenues were $1.1 million for the nine month period ended September 30, 2008, compared to $3.6 million for the nine month period ended September 30, 2007. Revenues consisted of amounts earned under a collaboration agreement with Gilead Sciences to develop compounds for use in treating chronic hepatitis C. The decrease in revenues from 2007 to 2008 was the result of fewer full-time equivalent hours incurred in the program as Gilead begins to take on more program responsibilities.

For the nine month period ended September 30, 2008, research and development expenses totaled $15.5 million, compared to $21.9 million during the same period in 2007. The decline in research and development expenses is the result of the now substantial completion of the Company’s phase II clinical trials for elvucitabine, as well as the completion of pre-clinical testing of ACH-702. General and administrative expenses were $4.9 million for the nine months ended September 30, 2008, equivalent to $4.9 million in the same period in 2007.

Non-cash stock compensation expense totaled $1.7 million for the nine months ended September 30, 2008, and is included in both research and development and general and administrative expenses.

Third quarter results

The Company reported a net loss of $6.7 million for the three month period ended September 30, 2008, compared to a net loss attributable to common stockholders of $5.9 million for the three month period ended September 30, 2007. Total revenues were $25,000 for the third quarter of 2008, compared to $0.9 million for the third quarter of 2007. Total revenues decreased primarily as a result of fewer full-time equivalent hours incurred under the Company’s collaboration with Gilead Sciences.

Research and development expenses were $5.0 million in the third quarter of 2008, compared to $5.9 million for the same period of 2007. Research and development expenses decreased primarily as a result of clinical studies of elvucitabine which were on-going during the second quarter of 2007 but which are now nearing completion, offset by increased pre-clinical costs related to the Company’s two HCV clinical candidates. For the three month period ended September 30, 2008, general and administrative expenses totaled $1.6 million, equivalent to the same period in 2007.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease - HIV, hepatitis and resistant bacterial infections. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks, uncertainties and other factors, including statements with respect to the timing, completion and success of Achillion’s preclinical studies and clinical trials of Achillion’s drug candidates. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected regulatory actions or delays; uncertainties relating to results of clinical trials, including additional data relating to ongoing clinical trials; Achillion’s ability to obtain additional funding required to conduct its research, development and commercialization activities; Achillion’s ability to enter into successful collaboration arrangements; Achillion’s dependence on its collaboration with Gilead Sciences. These and other risks are described in the reports filed by Achillion with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.

Contact:	Media:
Mary Kay Fenton	Kari Watson
Achillion Pharmaceuticals, Inc.	MacDougall Biomedical Communications, Inc.
Tel. (203) 624-7000	Tel. (781) 235-3060
mfenton@achillion.com	kwatson@macbiocom.com

- Financial results follow -

ACHILLION PHARMACEUTICALS INC. (ACHN)

Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenue	$25	$900	$1,050	$3,645

Operating expenses:
Research and development	5,016	5,854	15,496	21,939
General and administrative	1,614	1,607	4,911	4,878

Total operating expenses	6,630	7,461	20,407	26,817

Loss from operations	(6,605)	(6,561)	(19,357)	(23,172)

Other income (expense):
Interest income	159	581	612	2,005
Interest expense	(269)	(241)	(828)	(748)

Net loss before tax benefits	(6,715)	(6,221)	(19,573)	(21,915)

Tax benefit	50	327	122	698

Net loss	$(6,665)	$(5,894)	$(19,451)	$(21,217)

Net loss per share - basic and diluted	$(0.31)	$(0.38)	$(1.11)	$(1.36)

Weighted average shares outstanding - basic and diluted	21,432	15,607	17,586	15,568

Balance Sheets

(Unaudited, in thousands)

	September 30, 2008	December 31, 2007
Cash and cash equivalents and marketable securities	$44,270	$31,109
Working capital	31,074	20,224
Total assets	47,003	35,632
Long-term liabilities	105	1,402
Total liabilities	13,866	14,094
Total stockholders’ equity	33,137	21,538